Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Altice USA, Inc. and Cablevision Systems Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-222170) on Form S-8 of Altice USA, Inc. and subsidiaries (the Company) of our report dated March 6, 2018, except for Note 20 which is as of May 21, 2018, with respect to the consolidated balance sheets of the Company as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2017, and the related notes (collectively, the “consolidated financial statements”), which report appears in the Form 8-K filed by the Company on May 21, 2018 and our report dated April 10, 2017 with respect to the consolidated balance sheet of Cablevision Systems Corporation and subsidiaries as of December 31, 2015 and the related consolidated statements of operations and comprehensive income, stockholders’ deficiency, and cash flows for the period between January 1, 2016 to June 20, 2016, and the year ended December 31, 2015.
Our report on the consolidated financial statements of the Company contains emphasis of matter paragraphs that state that:
The Company was incorporated on September 14, 2015 and had no operations of its own other than the issuance of debt prior to the contribution of Cequel Corporation on June 9, 2016 by Altice N.V. The results of operations of Cequel Corporation for the year ended December 31, 2016 have been included in the results of operations of the Company for the same period as Cequel Corporation was under common control with the Company throughout 2016.
As discussed in Notes 1 and 20 to the consolidated financial statements, a substantial portion of the Company’s technical workforce at the Cablevision and Cequel segments became employees of Altice Technical Services (ATS) in the second and fourth quarters of 2017, respectively. Subsequent to December 31, 2017 the Company acquired 100% of ATS. As a result of the acquisition of ATS, an entity under common control, the Company has retroactively consolidated the results of operations and related assets and liabilities of ATS for all periods ATS was under common control.
As discussed in Note 20, the Company adopted ASC 606 - Revenue from Contracts with Customers and ASU No. 2017-07 Compensation - Retirement Benefits (Topic 715).

/s/ KPMG LLP

New York, New York
May 21, 2018